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                                                                  Exhibit (a)(9)



                           COMPANY CONTACT:
                                    DAN SUESSKIND
                                    CHIEF FINANCIAL OFFICER
                                    TEVA PHARMACEUTICAL INDUSTRIES, LTD.
                                    (011) 972-25-892-811
                           INVESTOR RELATIONS CONTACTS:
                                    DONNA N. STEIN/CINDY REID/JILL MELESKI
                                    MORGEN-WALKE ASSOCIATES, INC.
                                    (212) 850-5600
                           PRESS CONTACT:
                                    GREGORY TIBEREND
                                    MORGEN-WALKE ASSOCIATES, INC.
                                    (212) 850-5600

                TEVA PHARMACEUTICAL INDUSTRIES LIMITED ANNOUNCES
           COMPLETION OF TENDER OFFER FOR COPLEY PHARMACEUTICAL, INC.

JERUSALEM, ISRAEL, SEPTEMBER 14, 1999 -- TEVA PHARMACEUTICAL INDUSTRIES LIMITED (NASDAQ: TEVA) announced today that its indirect wholly owned subsidiary Caribou Merger Corporation has accepted for payment approximately 18,900,000 shares of common stock of Copley Pharmaceutical, Inc. (Nasdaq: CPLY), representing approximately 93.8% of the outstanding shares of Copley Pharmaceutical, Inc. (including approximately 550,000 tendered by means of guaranteed delivery), at $11.00 per share in cash in accordance with its tender offer for all outstanding shares of Copley Pharmaceutical, Inc. Approximately 1,250,000 shares of Copley Pharmaceutical, Inc. were not tendered and remain outstanding. The tender offer expired at 12:00 Midnight, New York City time on Monday, September 13, 1999.

Teva Pharmaceutical Industries Limited intends to promptly merge Caribou Merger Corporation with and into Copley Pharmaceutical, Inc. in accordance with Delaware's short form merger provisions. As a result of the merger, Copley Pharmaceutical, Inc. will become a wholly owned subsidiary of Teva Pharmaceuticals USA, Inc. and each remaining outstanding share of Copley Pharmaceutical, Inc. will be converted, subject to appraisal rights, into the right to receive $11.00 in cash, without interest.


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Copley Pharmaceutical, Inc. develops, manufactures, markets and distributes a broad range of multi-source pharmaceutical products. These products include prescription and over-the-counter drugs and are available in a variety of dosage forms consisting of tablets, solutions, suspensions, syrups, elixirs, jellies, creams, ointments and powders.

Teva Pharmaceutical Industries Limited is a fully integrated pharmaceutical company producing drugs in all major therapeutic categories, with a leading presence in the U.S. generics market. As the largest pharmaceutical company in Israel, Teva Pharmaceutical Industries Limited has successfully utilized its integrated production and research capabilities to establish a worldwide pharmaceutical business focusing on the growing demand for generic drugs and the opportunities for proprietary branded products for niche therapeutic categories. Through its indirect wholly owned subsidiary Teva Pharmaceuticals USA, Inc., Teva Pharmaceuticals Industries Limited is among the leading generic drug companies in the United States.

Safe Harbor Statement: This release contains forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in the health policies and structure of various countries, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, fluctuations in currency, exchange and interest rates, operating results, the impact of the year 2000 issue and other factors that are discussed in the Company's Annual Report on Form 20-F and the Company's other filings with the US Securities and Exchange Commission.

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